UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.                )

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    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to §240.14a-12

Journal Register Company

(Name of Registrant as Specified In Its Charter)

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790 Township Line Road, Suite 300, Yardley, PA 19067

April 2, 2008

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Journal Register Company, which will be held on Friday, May 2, 2008 at our corporate offices, 790 Township Line Road, Suite 300, Yardley, PA 19067, at 11:00 a.m., Eastern Time.

The business to be considered and voted on at the 2008 Annual Meeting is explained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that many of you will be able to attend our 2008 Annual Meeting in person. If you plan to attend, please write your name on the enclosed admission ticket and bring it with you to the 2008 Annual Meeting.

Whether or not you plan to attend the 2008 Annual Meeting in person, it is important that your shares of Common Stock be represented and voted at the 2008 Annual Meeting. Accordingly, after reading the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement, please sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Thank you for your support of Journal Register Company.

Sincerely,
James W. Hall Chairman & Chief Executive Officer

JOURNAL REGISTER COMPANY
790 Township Line Road
Suite 300
Yardley, PA 19067

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2008

To the Shareholders of Journal Register Company:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Journal Register Company, a Delaware corporation (the ‘‘Company’’), will be held on Friday, May 2, 2008, at 11:00 a.m., Eastern Time, at our corporate offices, 790 Township Line Road, Suite 300, Yardley, Pennsylvania, for the following purposes:

(1)	to elect two Class B directors to hold office until the 2011 Annual Meeting of Shareholders;

(2)	to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2008; and

(3)	to transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders of the Company and any adjournments or postponements thereof. A list of such shareholders will be available on May 2, 2008 and during ordinary business hours for ten days prior to the meeting at the offices of the Company at 790 Township Line Road, Suite 300, Yardley, Pennsylvania 19067 for inspection by any shareholder for any purpose germane to the meeting.

By Order of the Board of Directors,
Edward J. Yocum, Jr. Senior Vice President, General Counsel & Corporate Secretary

Yardley, Pennsylvania
April 2, 2008

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE 2008 ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Proxy Statement	1
About the Annual Meeting
Who may attend the meeting?	1
What information is contained in this Proxy Statement?	1
Who is entitled to vote at the Annual Meeting?	1
How do I vote my shares at the Annual Meeting?	1
How can I vote my shares without attending the Annual Meeting?	2
What items of business will be voted on at the Annual Meeting?	2
How does the Board recommend that I vote?	2
Can I change my vote?	2
What happens if additional matters are presented at the Annual Meeting?	2
What constitutes a quorum?	3
How can I vote my shares in person at the meeting?	3
What are the voting requirements to approve each of the proposals?	3
Where can I find the voting results of the Annual Meeting?	3
What is the difference between holding shares as a shareholder of record and as a beneficial owner?	3
Who will bear the cost of soliciting votes for the Annual Meeting?	3
How can I get a list of shareholders?	4
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?	4
How may I obtain Journal Register’s Annual Report on Form 10-K?	4
Where can I find more information about Journal Register Company?	4
Corporate Governance
Corporate Governance Guidelines	5
Lead Director and Executive Sessions	5
Communications with the Board	5
Selection of Nominees as Director Candidates	5
Director Independence Determination	6
Journal Register Company Policy on Business Ethics and Conduct	6
Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices	6
Policy on Director Attendance at Annual Meeting	6
Board of Directors
Nominees for Director (Class B)	7
Continuing Directors (Class A)	7
Continuing Directors (Class C)	8
Board and Committee Membership	8
The Audit Committee	9
The Compensation Committee	9
The Corporate Governance Committee	10
Security Ownership of Officers, Directors and Principal Shareholders	11
Beneficial Ownership Reporting Compliance	13

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JOURNAL REGISTER COMPANY
790 Township Line Road
Yardley, PA 19067

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Journal Register Company (‘‘JRC,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ or ‘‘our’’) in connection with our 2008 Annual Meeting of Shareholders (the ‘‘Annual Meeting’’) to be held at 11:00 a.m. Eastern Time on May 2, 2008, at our corporate offices, 790 Township Line Road, Suite 300, Yardley, Pennsylvania 19067. As a shareholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement, form of proxy and voting instructions are being distributed on or about April 2, 2008. The costs of this proxy solicitation, including the preparation, assembly, printing and mailing of proxy materials, are borne by the Company.

Who may attend the meeting?

Your proxy card is your invitation to attend the Annual Meeting. If you plan to attend the Annual Meeting, please vote your proxy prior to the meeting, but you may also bring your proxy card and vote at the meeting as explained below.

No cameras, recording equipment or electronic devices will be permitted in the Annual Meeting.

What information is contained in this Proxy Statement?

The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Who is entitled to vote at the Annual Meeting?

Holders of Journal Register Company common stock (‘‘Common Stock’’) at the close of business on the record date of March 20, 2008, are entitled to vote their shares at the Annual Meeting. On the record date, there were 39,364,278 shares of Common Stock issued and outstanding.

Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record and (2) shares held by you as the beneficial owner through a broker, trustee or other nominee such as a bank.

How do I vote my shares at the Annual Meeting?

If you are a shareholder of record of JRC Common Stock (that is, your shares are registered directly in your name in JRC’s stock records maintained by JRC’s transfer agent, BNY Mellon Shareowner Services), you may complete and sign the accompanying proxy card and return it to Journal Register Company or deliver it in person. ‘‘Street name’’ or beneficial owner shareholders of JRC Common Stock (that is, shareholders who hold stock through a brokerage account or by another trustee or nominee) who wish to vote at the Annual Meeting, will need to obtain a proxy form from the broker, trustee or nominee that holds their shares and follow the voting instructions on the form provided by the broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a ‘‘legal proxy’’ from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee will enclose or otherwise provide voting instructions for you to use in directing the broker, trustee, or nominee how to vote your shares.

How can I vote my shares without attending the Annual Meeting?

Your vote is important. Shareholders of record can vote by mail or by attending the Annual Meeting and voting by ballot as described below. (Please note, if you are a beneficial owner, please refer to your proxy card or the information sent by your bank, broker or other holder of record to see which options are available to you).

If you sign and return your proxy card but do not mark your voting instructions on your proxy card, your shares will be voted:

for the election of the two named nominees for director,

for the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2008, and in the discretion of James W. Hall, Julie A. Beck and Edward J. Yocum if a proposal comes up for vote at the Annual Meeting that is not on the proxy card.

What items of business will be voted on at the Annual Meeting?

The items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1:	election of two Class B directors,

Proposal 2:	ratification of Grant Thornton LLP as the independent registered public accounting firm for 2008.

We will also consider other business that properly comes before the Annual Meeting.

How does the Board recommend that I vote?

Our Board of Directors recommends that you vote your shares ‘‘FOR’’ each of the Class B nominees to the Board of Directors, and ‘‘FOR’’ the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2008.

Can I change my vote?

If you are a shareholder of record, you can revoke your proxy and change your vote at any time before the proxy is exercised by:

   –   timely written notice to the Corporate Secretary of the Company,

   –   timely delivery of a valid, later-dated proxy,

   –   voting by ballot at the Annual Meeting.

For shares you hold as beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee, nominee or other record holder; or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, you can change your vote by attending the meeting and voting in person.

What happens if additional matters are presented at the Annual Meeting?

Other than the two items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant your proxy, the persons named as proxy holders, James W. Hall, Julie A. Beck and Edward J. Yocum, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors. We know of no reason why any of the nominees will be unavailable or unable to serve.

The chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or refuse to acknowledge the nomination of any person other than as provided under Nomination of Director Candidates on page 4.

What constitutes a quorum?

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

How can I vote my shares in person at the meeting?

We will pass out written ballots to any shareholder of record who wants to vote in person at the meeting. However, if you are the beneficial owner of shares held in street name, you must request and obtain a legal proxy, executed in your favor, from the broker, trustee, nominee or other holder of record in order to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instruction card as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

What are the voting requirements to approve each of the proposals?

Proposal 1:    The Board of Directors amended the Company’s By-laws to provide for majority voting for directors in uncontested elections. Accordingly, the two nominees for director will be elected if he or she receives the majority of the votes cast with respect to that director. Abstentions will not have any effect on the election of directors. Cumulative voting is not permitted.

Proposal 2:    The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal 2 is required for its adoption. Abstentions on Proposal 2 will have the same effect as a vote against Proposal 2.

You may vote ‘‘for’’ or ‘‘against’’ the ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm, or ‘‘abstain’’ from voting. If you abstain from voting, it will have the same effect as a vote ‘‘against’’ this proposal. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify this proposal.

Under the rules of the New York Stock Exchange (‘‘NYSE’’), if you are a beneficial owner and your broker holds your shares in its name, the broker is permitted to vote your shares on routine matters, even if your broker does not receive voting instructions from you. The election of directors and the ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm are considered routine matters for this purpose.

Where can I find the voting results of the Annual Meeting?

We will announce voting results at the Annual Meeting. We will publish these results in our quarterly report on Form 10-Q for the second quarter of 2008 which will be filed with the Securities and Exchange Commission (‘‘SEC’’). A copy of the report will be available in the Investor Relations section of our Web site at http://www.JournalRegister.com and through the SEC’s electronic data system (‘‘EDGAR’’) at http://www.sec.gov. You can get a paper copy by contacting our Investor Relations Department at (215) 504-4200 or the SEC at (202) 942-8090 for the location of the nearest public reference room.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most Journal Register Company shareholders hold their shares through a broker or other nominee rather than directly in their own name. See answer to ‘‘How do I vote my shares at the Annual Meeting?’’ on page 1.

Who will bear the cost of soliciting votes for the Annual Meeting?

Journal Register Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

How can I get a list of shareholders?

The names of shareholders of record entitled to vote will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, between the hours of 8:30 a.m. and 5:30 p.m., Eastern Time, at our principal corporate offices at 790 Township Line Road, Suite 300, Yardley, Pennsylvania, by contacting the Corporate Secretary of the Company.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Shareholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future shareholder meetings.

Shareholder Proposals.    In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2009 annual meeting, the written proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8) and received by the Corporate Secretary of Journal Register Company no later than December 3, 2008.

Shareholder proposals to be presented at the 2009 annual meeting which are not to be included in the Company’s proxy materials must be received by the Company no later than 90 days and no more than 120 days in advance of next year’s annual meeting in accordance with the procedures in the Company’s By-laws.

Nomination of Director Candidates.    Shareholders may propose director candidates for consideration by the Corporate Governance Committee. To nominate a director, the shareholder must deliver the information required by the By-laws of the Company and by Regulation 14A of the Securities Exchange Act of 1934. In addition, the shareholder must give notice to the Corporate Secretary of the Company no later than 90 days and no more than 120 days in advance of next year’s annual meeting.

How may I obtain the Company’s Annual Report on Form 10-K?

A copy of our 2007 Annual Report on Form 10-K is enclosed. It is part of our Annual Report to Shareholders. Shareholders may request another free copy of the 2007 Form 10-K from our corporate office or it may be accessed on our Web site at http://www.JournalRegister.com and through the SEC’s electronic data system (‘‘EDGAR’’) at http://www.sec.gov.

Where can I find more information about Journal Register Company?

Journal Register Company maintains a corporate Web site at http://www.JournalRegister.com and shareholders can find additional information about the Company through the Investor Relations section of the Web site. Visitors to the Investor Relations portion of the Web site can view and print copies of the Company’s SEC filings, including Forms 10-K, 10-Q, and 8-K as soon as reasonably practicable after those filings are made with the SEC. Copies of the charters for each of the Audit Committee, the Compensation Committee and the Corporate Governance Committee and Journal Register Company’s Code of Business Conduct and Ethics are all available through the Web site. Alternatively, shareholders may obtain, without charge, copies of any of these documents by writing to Investor Relations at the Company’s principal corporate offices. Please note that the information contained on Journal Register Company’s Web site is not incorporated by reference or considered to be a part of this Proxy Statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines, which comply with the minimum requirements of the corporate governance listing standards of the NYSE. From time to time we may further revise our Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices, and the concerns of shareholders. Our Corporate Governance Guidelines are published on our Web site at http://www.JournalRegister.com in the ‘‘Investor Relations’’ section under ‘‘Corporate Governance’’ and is available in print to any shareholder who requests it.

Lead Director and Executive Sessions

John L. Vogelstein has been appointed by the non-management directors to serve as the lead director of the meetings of the independent directors as required by the NYSE corporate governance listing standards. Mr. Vogelstein’s responsibilities include acting as the principal liaison between the independent directors and the Chairman and Chief Executive Officer and coordinating the activities of the independent directors when acting as a group. The independent directors generally meet at each regularly scheduled Board meeting without the presence of management directors or employees of the Company to discuss various matters related to the oversight of the Company, the management of Board affairs and the Chief Executive Officer’s performance.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Lead Director or with the independent directors as a group or the Board may do so by writing to the Lead Director, Journal Register Company, 790 Township Line Road, Suite 300, Yardley, PA 19067, which contact information is also provided on our Web site. The Corporate Secretary of the Company, under the specific direction of the Lead Director, will review the correspondence and, unless the subject matter pertains to human resource matters that are to be forwarded to the Director of Human Resources, forward all other correspondence to the Lead Director. The Lead Director will determine whether or not such communication warrants consideration by another committee of the Board or by the entire Board. When appropriate, the Lead Director will respond to the communication on behalf of the independent directors. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Internal Audit Manager and/or General Counsel in accordance with the Company’s whistleblower policy described on page 6 under ‘‘Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices.’’ Such matters are investigated by the Internal Audit Manager and/or the General Counsel and are reported to the Audit Committee, and the Audit Committee directs remediation as it deems appropriate.

Selection of Nominees as Director Candidates

The Corporate Governance Committee considers candidates for Board membership suggested by its committee members and other Board members, as well as management and shareholders. The Corporate Governance Committee also has the authority to retain a third-party search firm to assist in identification of qualified candidates. A shareholder who wishes to recommend a candidate to be considered as a director nominee should notify the Lead Director in writing at Lead Director, Journal Register Company, 790 Township Line Road, Suite 300, Yardley, PA 19067, and include the supporting information required under applicable law and the Company’s By-laws by December 31, 2008, to enable the Corporate Governance Committee sufficient time to review the qualifications of candidates.

The Corporate Governance Committee is responsible for reviewing candidates and proposing candidates to the entire Board for director nominees. The Corporate Governance Committee charter includes a provision which requires the Corporate Governance Committee to review the qualifications of any candidate who has been submitted by a shareholder for consideration as a director nominee and advise the Board of its assessment. The procedure for evaluating candidates is identical to the procedure for evaluating candidates proposed by other directors, management or by a search firm hired by the Corporate Governance Committee.

Director Independence Determination

In accordance with the NYSE corporate governance listing standards, the Board made its annual review of director independence to determine whether or not any non-management directors had any material relationships or had engaged in material transactions with the Company. As a result of this review, the Board affirmatively determined that all of the non-management directors are independent under the NYSE corporate governance listing standards.

Journal Register Company Policy on Business Ethics and Conduct

All of our employees are required to abide by Journal Register Company’s Code of Business Conduct and Ethics to ensure that our business is conducted in accordance with the requirements of law and the highest standards of ethics. In addition, the Company also maintains a Code of Ethics for the Chief Executive Officer and the Senior Financial Officers. The Code of Business Conduct and Ethics and the Code of Ethics for the CEO and Senior Financial Officers contains provisions on financial ethics consistent with the ethics requirements of the SEC that were instituted pursuant to the Sarbanes-Oxley Act of 2002 (‘‘SOX’’) and the corporate governance listing standards of the NYSE.

The full text of our Code of Business Conduct and Ethics is published on our Web site at http://www.JournalRegister.com under the ‘‘Corporate Governance’’ section of ‘‘Investor Relations’’ and is available in print to any shareholder who requests it. In accordance with the SEC rules, we will disclose on our Web site any future amendments to the Code of Business Conduct and Ethics and any waivers of such code that affect directors, executive officers and senior financial personnel within four business days following such amendment or waiver.

Procedure for Reporting Complaints Regarding Accounting Practices, Internal Accounting Controls and Audit Practices

In accordance with the SEC regulations adopted pursuant to SOX, the Audit Committee has adopted a procedure for the receipt, retention and handling of complaints regarding accounting practices, internal accounting controls and auditing practices. This policy and procedure has been integrated into the Company’s existing ‘‘whistleblower’’ policy, which allows the confidential and anonymous reporting of such matters via a ‘‘hotline.’’ Additionally, such complaints can be reported directly to the Internal Audit Manager and/or the General Counsel. The policy provides that the complaints be reported to the Internal Audit Manager and/or General Counsel for review, at which time they will be forwarded to the Audit Committee for further investigation and handling as the Audit Committee deems appropriate.

Policy on Director Attendance at Annual Meeting

Journal Register Company’s Corporate Governance Guidelines provide that Board members are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Board members are expected to be in attendance at the Annual Meeting of Shareholders.

BOARD OF DIRECTORS

Journal Register Company’s Board is divided into three classes. Directors serve staggered three year terms and are elected at the annual meeting of shareholders held in the year in which the term for their class expires. On February 27, 2008, the Board reclassified the members of the classes of the Board to provide for an equal number of directors in each class. As a result, Mr. Staniar was redesignated a Class C director and will stand for reelection at the 2009 annual meeting.

The terms for two directors will expire at this annual meeting. Directors elected at this 2008 annual meeting will hold office for a three-year term expiring at the annual meeting in 2011 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). Both nominees are currently directors of Journal Register Company.

The Board expects that both nominees will be available to serve as directors. In the event that any nominee should become unavailable, however, the proxy holders would vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. Information regarding the business experience and age of each nominee is provided below.

Nominees for Director (Class B) — To Hold Office Until the 2011 Annual Meeting of Shareholders

Joseph A. Lawrence, age 58, has been a director of the Company since August 1997 and currently serves on the Audit Committee and as Chairman of the Compensation Committee. From June 1997 to January 1999, Mr. Lawrence was Executive Vice President and Chief Administrative Officer of Qwest Communications International Inc. Prior to June 1998, Mr. Lawrence was Executive Vice President and Chief Financial Officer of LCI International, Inc. (‘‘LCI’’). Mr. Lawrence joined LCI in October 1993 as Senior Vice President of Finance and Development and Chief Financial Officer, assuming the role of Executive Vice President and Chief Financial Officer in August 1997. From 1990 to 1993, Mr. Lawrence was Senior Vice President of Finance and Administration for MCI Communications Corporation’s Consumer Markets division and from 1985 to 1990 was Vice President of Finance for MCI Communications Corporation’s Mid-Atlantic division.

Laurna Godwin-Hutchinson, age 48, has served on the Board of Directors since 2005 and is currently a member of the Compensation Committee and the Corporate Governance Committee. Ms. Godwin-Hutchinson is the President of Vector Communications Corporation, a public engagement and communications consulting firm that she co-founded in 1998. Prior to that time, Ms. Godwin-Hutchinson served as a broadcast journalist for nearly twenty years and is a three-time Emmy award winner and a 2006 recipient of the Quest Award from the National Federation of Press Women – Missouri affiliate for continued high standards of professional excellence. Ms. Godwin-Hutchinson is an active volunteer in community affairs, and currently serves as Chairman of the Board of Girl Scouts of Eastern Missouri; a trustee of the Greater St. Louis Community Foundation; and as a member of the Board of Directors of the St. Louis Regional Chamber and Growth Association and Women of Achievement.

Continuing Directors (Class A) — To Hold Office until the 2010 Annual Meeting of Shareholders

James W. Hall, age 61, became the Chairman and Chief Executive Officer of the Company on November 1, 2007. He was our acting Chief Executive Officer from June 8, 2007. Mr. Hall has been a director of the Company since July 2003 and, prior to becoming the Company’s acting Chief Executive Officer, served on the Audit Committee and was the Chairman of the Corporate Governance Committee. From January 2003 to June 2004, Mr. Hall served GrowthWorks (WVIS) Ltd., a venture capital fund manager, in a transition role as Senior Vice President, Investments. From July 1990 to December 2002, he was Senior Vice President and Chief Investment Officer of Working Ventures Canadian Fund Inc. and Working Ventures II Technology Fund Inc., where he was responsible for the core investment management activities of the funds. After beginning his career as a Chartered Accountant, Mr. Hall subsequently held senior positions at Citicorp and Lloyds Bank Canada. He is a former Trustee of General Donlee Income Fund and TerraVest Income Fund and presently serves on the Board of Directors of Indigo Books & Music Inc. and Global Credit Pref Corp., each of which is listed on the Toronto Stock Exchange.

Stephen P. Mumblow, age 52, has been a director of the Company since December 2004 and currently serves as Chairman of the Audit Committee. Since January 2002, Mr. Mumblow has served as the President of Manhan Media, Inc., an investment company in the media industry. From August 1998 to January 2002, Mr. Mumblow was the President and a Director of Communications Corporation of America, a television and radio broadcasting company. Mr. Mumblow was a Managing Director of Chase Securities, Inc., an investment banking firm, from March 1988 to August 1998. Prior to that, he was a Vice President of Michigan Energy Resources Company, an intrastate natural gas utility company and cable television and broadcasting concern, and Citibank, N.A., a commercial bank. He presently serves on the Board of Directors of Lamar Advertising Company and is a member of the Compensation and Nominating & Governance Committees and Chairman of the Audit Committee.

Continuing Directors (Class C) — To Hold Office Until the 2009 Annual Meeting of Shareholders

Burton B. Staniar, age 66, has been a director of the Company since May 2001 and currently serves on the Compensation Committee, the Corporate Governance Committee and the Audit Committee. Mr. Staniar is Chairman of Knoll, Inc. a global office furnishing company. Prior to joining Knoll, Inc. in 1994, Mr. Staniar was Chairman of Westinghouse Broadcasting Company, which operated television and radio stations, a television production company and cable programming ventures. He was named Chairman of Westinghouse Broadcasting Company in 1987 after previously serving as President of Group W Cable, Inc. Mr. Staniar has also held marketing and general management positions at Colgate-Palmolive Company and Church & Dwight Co., Inc. Mr. Staniar is a director at Knoll, Inc.

John L. Vogelstein, age 73, has been a director of the Company and its predecessors for more than ten years. He is the Lead Director, the Chairman of the Corporate Governance Committee and currently serves on the Compensation Committee for the Company. Mr. Vogelstein is a General Partner of Warburg Pincus & Co. and a Member and Senior Advisor of Warburg Pincus LLC, where he has been employed since 1967. Mr. Vogelstein is a director of Flamel Technologies S.A.

BOARD AND COMMITTEE MEMBERSHIP

The business of the Company is managed under the oversight of our Board of Directors. The Board is currently comprised of six members and has regularly scheduled meetings and special meetings as necessary to effectively oversee the business of the Company. In addition to meetings of the full Board, the independent directors have separate meetings among themselves and also have the opportunity to meet with other officers and review materials as provided to them or requested by them in order to be properly informed as to the business affairs of the Company.

During 2007, the Board held seven regularly scheduled meetings. The Board has an Audit Committee, a Compensation Committee and a Corporate Governance Committee. All of the incumbent directors attended at least 75% percent of the meetings of the Board and Board committees on which they served during their tenure as a director and committee member.

The following table provides membership and meeting information for each of the committees of the Board as of December 31, 2007.

Director	Audit Committee	Compensation Committee		Corporate Governance Committee
L. Godwin-Hutchinson		X		X
J. W. Hall(1)
J. A. Lawrence	X	X	*
S. P. Mumblow	X*
B. B. Staniar	X	X		X
J. L. Vogelstein		X		X	*
Meetings held in 2007	11	5		3

(1)	Prior to his appointment as acting Chief Executive Officer on June 8, 2007, Mr. Hall was the Chairman of the Corporate Governance Committee and a member of the Audit Committee.
*	Committee Chairperson

The Audit Committee

The Audit Committee currently consists of Messrs. Mumblow (Chairman), Lawrence, and Staniar each of whom has been determined by the Board to be independent as required of audit committee members by the NYSE and by applicable rules of the SEC. The Board of Directors has also determined that Mr. Mumblow and Mr. Lawrence possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE and therefore qualify as an ‘‘audit committee financial expert’’ as defined in applicable SEC rules. Mr. Staniar is considered ‘‘financially literate’’ within the meaning of the applicable SEC rules. Mr. Staniar was appointed to the Audit Committee in June 2007 to replace James W. Hall following Mr. Hall’s appointment as acting Chief Executive Officer. During 2007, the Audit Committee held 11 meetings. No member of the Audit Committee currently serves on the Audit Committee of more than three public companies. The Audit Committee is responsible for, among other things as set forth in the Audit Committee Charter, reviewing and helping to ensure the integrity of the Company’s financial statements. The Audit Committee Charter is available on our Web site at http://www.JournalRegister.com and in print upon request to: Journal Register Company, Corporate Secretary, 790 Township Line Road, Suite 300, Yardley, PA 19067; Telephone number: 215-504-4200.

The Compensation Committee

During 2007, the Compensation Committee, consisting of Messrs. Lawrence (Chairman), Vogelstein, Staniar and Ms. Godwin-Hutchinson, held five meetings. The Board has determined that each member of the Committee satisfied the independence criteria established by the corporate governance listing standards of the NYSE The Compensation Committee holds regularly scheduled meetings that its members deem necessary and appropriate to fulfill the responsibilities set forth in its Charter. These duties include:

•	Determining the compensation of the Chief Executive Officer, James W. Hall, including base salary, annual incentive bonus and any long-term compensation, restricted stock and stock option grants;

•	Reviewing and recommending to the Board for approval, taking into consideration the recommendation of the Chief Executive Officer, the compensation for the other executive officers, including base salary, annual incentive compensation and long-term compensation, restricted stock and stock option grants; and

•	Assisting in development and implementation of the compensation philosophy of the Company.

The Compensation Committee Charter contains the duties and other responsibilities of the Compensation Committee. The Charter is available on our Web site at http://www.JournalRegister.com and in print upon request to: Journal Register Company, Corporate Secretary, 790 Township Line Road, Suite 300, Yardley, PA 19067; telephone number: 215-504-4200.

The Corporate Governance Committee

During 2007, the Corporate Governance Committee, consisting of Messrs. Vogelstein (Chairman) and Staniar, and Ms. Godwin-Hutchinson, held three meetings. Mr. Hall was the Chairman of the Corporate Governance Committee until June 2007 when he was appointed as acting Chairman and Chief Executive Officer of the Company. The Corporate Governance Committee is responsible for, among other things, selecting potential candidates to serve as Board members, making recommendations to the Board concerning the structure and membership of the other Board committees and overseeing annual self-evaluations of the Board and its committees. The Corporate Governance Committee identifies potential candidates to serve as Board members by introduction from management, members of the Board, employees or other sources, including shareholders that satisfy the Company’s policy regarding shareholder proposals. The Corporate Governance Committee evaluates all director candidates in the same manner regardless of the source of the recommendation. The Corporate Governance Committee also advises the Board on corporate governance matters.

The Corporate Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE. The Corporate Governance Committee Charter contains the specific duties and responsibilities of the Committee. A copy of the Charter is available on our Web site at http://www.JournalRegister.com and in print upon request to: Journal Register Company, Corporate Secretary, 790 Township Line Road, Suite 300, Yardley, PA 19067; Telephone number: 215-504-4200.

Security Ownership of Officers, Directors and Principal Shareholders

Except as noted otherwise, the following table sets forth information concerning beneficial ownership of the Company’s Common Stock as of February 29, 2008, by (a) all persons known by the Company to be beneficial owners of more than five percent (5%) of such stock, (b) each director and nominee for director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation table, and (d) all directors and the executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

Amount and Nature of Shares Beneficially Owned

Name & Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership(1)	Percentage of Class
Ariel Capital Management, LLC(2)	5,813,320	14.8%
200 E. Randolph Drive – Suite 2900 Chicago, IL 60601
Zesiger Capital Group LLC(3)	5,392,200	13.8%
320 Park Avenue New York, NY 10022
Wellington Management Company, LLP(4)	4,752,900	12.14%
75 State Street Boston, MA 02109
Heartland Advisors Inc.(5)	4,906,470	12.5%
789 North Water Street Milwaukee, WI 53202
Private Management Group, Inc.(6)	3,953,676	10.10%
20 Corporate Park, Suite 400 Irvine, CA 92606
Dimensional Fund Advisors, LP(7)	3,084,912	7.88%
1299 Ocean Avenue Santa Monica, CA 90401
Royce & Associates, LLC(8)	3,042,000	7.77%
1414 Avenue of the Americas New York, NY 10019
T. Rowe Price Associates, Inc.(9)	2,985,620	7.6%
100 E. Pratt Street Baltimore, MD 21202
Robert M. Jelenic(10)	2,291,251	5.56%
John L. Vogelstein(11)	993,527	2.52%
Joseph A. Lawrence(11)	80,477	*
Burton M. Staniar(11)	19,727	*
James W. Hall(11)	19,727	*
Stephen P. Mumblow(11)	6,477	*
Laurna Godwin-Hutchinson(11)	6,477	*
Scott A. Wright(11)	—	*
Julie A. Beck(11)	—	*
William J. Higginson(11)	40,800	*
Edward J. Yocum(11)	—	*
All directors and executive officers as a group (10 persons)	1,186,712	3.0%

*	Represents beneficial ownership of less than 1 percent of the outstanding shares of Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the ownership percentage of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 29, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2)	Based upon information contained in Schedule 13G filed by Ariel Capital Management, LLC on February 12, 2008 indicating that Ariel Capital Management has sole voting power for 2,439,440 shares and sole dispositive power for 5,813,320 shares.
(3)	Based upon information contained in Schedule 13G filed by Zesiger Capital Group LLC on February 7, 2008 indicating that Zesiger Capital Group LLC has sole voting power for 3,828,400 shares and sole dispositive power for 5,392,200 shares.
(4)	Based upon information contained in Schedule 13G filed by Wellington Management Company, LLP on August 31, 2007 indicating that Wellington Management Company, LLP has shared voting power for 2,412,500 shares and shared dispositive power for 4,752,900 shares.
(5)	Based upon information contained in Schedule 13G filed by Heartland Advisors, Inc. on February 8, 2008 indicating that Heartland Advisors, Inc. has shared voting power for 4,496,570 shares and shared dispositive power for 4,906,470 shares.
(6)	Based upon information contained in Schedule 13G/A filed by Private Management Group, Inc. on January 24, 2008 indicating that Private Management Group, Inc. has sole power to vote 3,953,676 shares and sole dispositive power for 3,953,676 shares.
(7)	Based upon information contained in Schedule 13G filed by Dimensional Fund Advisors, Inc. on February 6, 2008 indicating that Dimensional Fund Advisors, Inc. has sole voting power and sole dispositive power for 3,084,912 shares.
(8)	Based upon information contained in Schedule 13G filed by Royce & Associates, LLC on January 30, 2008 indicating that Royce & Associates, LLC has sole voting and dispositive power for 3.042,000 shares.
(9)	Based upon information contained in Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2008 indicating that T. Rowe Price Associates has sole voting power for 824,820 shares and sole dispositive power for 2,985,620 shares.
(10)	Based upon information contained in Schedule 13D/A filed by Mr. Jelenic on November 1, 2007 indicating that Mr. Jelenic has sole voting power and sole dispositive power for 2,291,251 shares.
(11)	Includes shares of Common Stock which these individuals have the right to acquire within 60 days of February 29, 2008 through (i) the exercise of stock options or (ii) the vesting of restricted stock units, as follows: John L. Vogelstein, 9,666; Joseph A. Lawrence, 69,666; Burton B. Staniar, 29,666; James W. Hall, 10,666; Stephen P. Mumblow, 666; and Laurna Godwin-Hutchinson, 666.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Common Stock, to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish the Company with a copy of each such report. SEC regulations impose specific due dates for such reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal year 2007. Based solely on a review of copies furnished to the Company, or written representations that no reports were required, the Company believes that during 2007, its executive officers, directors and 10% holders complied with all filing requirements.

PROPOSALS TO BE VOTED

ITEM I — Election of Directors

The number of directors of the Company, as determined by the Board, is currently six. The Board consists of three classes: Class A, Class B and Class C. One of the three classes, comprising one-third of the directors, is elected each year to succeed the directors whose terms are expiring. Directors hold office until the annual meeting for the year in which their terms expire and until their successors are elected and qualified unless, prior to that date, they have resigned, retired or otherwise left office. In accordance with the By-laws, the Board has determined that Class B directors are to be elected at the Annual Meeting, Class A directors are to be elected at the Annual Meeting of Shareholders to be held in the year 2010 and Class C directors are to be elected at the Annual Meeting of Shareholders to be held in the year 2009.

Nominees for directors this year are Joseph A. Lawrence and Laurna Godwin-Hutchinson. These directors currently comprise Class B of the three classes of directors. For biographical information on these directors, see page 0. Each nominee is currently serving as a director of the Company and has consented to serve a three-year term.

Majority voting for directors.    In February 2007, the Board of Directors approved an amendment to the Company’s By-laws to require each director to be elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted ‘‘for’’ a director must exceed the number of votes cast ‘‘against’’ that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the Annual Meeting, under Delaware law the director would continue to serve on the board of directors as a ‘‘holdover director.’’ However, under the Company’s By-laws, any director who fails to be elected must offer to tender his or her resignation to the Board of Directors. The Corporate Governance Committee would then make a recommendation to the Board of Directors whether to accept or reject the resignations, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and will publicly disclose its decision and, if the resignation is rejected, the rationale behind its decision within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board of Directors’ decision.

The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR these nominees. The Board of Directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors many nominate in the place of such nominee.

The Board of Directors recommends a vote ‘‘FOR’’ these nominees.

ITEM II — Ratification of the Selection of Independent Auditors

The Audit Committee has appointed Grant Thornton LLP to serve as our independent registered public accounting firm to conduct the audit of the Company’s books and records for the fiscal year ending December 28, 2008. The Audit Committee desires to obtain shareholder ratification of its appointment of Grant Thornton LLP as its independent registered public accounting firm for the fiscal year ended December 28, 2008.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accounting firm. The Company’s By-laws do not require that our shareholders ratify the appointment of our independent registered public accounting firm, and the Company is seeking such ratification because the Company believes it is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain Grant Thornton LLP, but may retain such firm as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders.

A representative of Grant Thornton LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Board recommends that the Shareholders vote ‘‘FOR’’ the ratification of the Appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2008.

Fees Paid to Independent Registered Public Accounting Firm

With respect to fiscal years 2006 and 2007, Grant Thornton LLP billed the Company for the following professional services:

	Fiscal Year Ended
	December 30, 2007	December 31, 2006
Audit Fees	$1,369,786	$1,461,640
Audit Related Fees	140,546	129,854
Tax Fees	72,888	129,500
All Other Fees	—	—

‘‘Audit Fees’’ are fees for professional services for the audit of the Company’s Consolidated Financial Statements, review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

‘‘Audit-Related Fees’’ are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits, due diligence related to mergers and acquisitions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

‘‘Tax Fees’’ are fees for professional services with respect to tax compliance, advice, and planning. This includes review of tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from ‘‘audit related’’ matters.

‘‘All Other Fees’’ are fees for other permissible work that does not meet the above category descriptions. The Audit Committee has considered whether the provision of permissible non-audit services is compatible with maintaining the independence of Grant Thornton LLP, and has determined that, in its opinion, they are compatible.

Audit Committee’s Pre-Approval Policies and Procedures

Consistent with the SEC’s policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to review and pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, subject to certain de minimis exceptions. These services may include audit services, audit-related services, tax services and other services.

Pre-approval is generally provided for a period of up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has authorized Mr. Mumblow to pre-approve (subject to certain limitations) additional non-prohibited services between meetings of the Audit Committee, although such pre-approvals are required to be reported by Mr. Mumblow to the Audit Committee at its next regular meeting.

All work performed by Grant Thornton LLP as described above under the captions Audit Fees, Audit Related Fees, Tax Fees and All Other Fees requiring pre-approval was pre-approved by the Audit Committee pursuant to the provisions of the Audit Committee Charter and the Company’s Audit Committee Pre-Approval Policy, each of which is available on the Company’s Website.

Audit Committee Report

The following report does not constitute ‘‘soliciting material’’ and should not be deemed ‘‘filed’’ or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference in such filing.

The Audit Committee of the Board, consisting solely of independent, non-management directors, assists the Board in carrying out its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls.

The Audit Committee operates under a written charter, a copy of which is available on the Company’s Website. We review and reassess the Charter annually and recommend any changes to the Board for approval.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed in detail the audited fiscal year 2007 financial statements with the Company’s management and with Grant Thornton LLP (‘‘GT’’), the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with GT the matters required to be discussed by Statement on Auditing Standards Number 61, Communication with Audit Committees, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from GT required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as modified or supplemented, and has discussed with the independent registered public accounting firm their independence from the Company and its management. The Audit Committee has also considered whether GT’s provision of non-audit services to the Company is compatible with the independence of such firm.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 30, 2007, for filing with the SEC.

Based on the Audit Committee’s and management’s assessment of the performance of GT during the audit of the Company’s financial statements for the fiscal year ending December 30, 2007, the Audit Committee recommended to the Board that GT be engaged as the Company’s independent registered public accounting firm for fiscal year 2008.

Respectfully submitted,

Stephen P. Mumblow, Chairman Joseph A. Lawrence Burton B. Staniar

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Philosophy

The objectives of the Company’s executive compensation program are to: (1) attract and retain executives with the skills critical to the long-term success of the Company; (2) motivate and reward individual and team performance in attaining business objectives and maximizing shareholder value; and (3) link a significant portion of compensation to appreciation in the price of the Company’s stock, so as to align the interests of the executive officers with those of the shareholders.

To meet these objectives, the total compensation program is designed to be competitive with the programs of other comparable media companies and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined contribution of these factors to the Company’s long-term performance and growth.

In making decisions, the Compensation Committee (the ‘‘Committee’’) compares each element of total compensation against a peer group, taking into account their relative size as compared to the Company, of publicly-traded media companies (collectively, the ‘‘Compensation Peer Group’’). The Compensation Peer Group, which is periodically reviewed and updated at the Committee’s direction, consists of companies against which the Committee believes the Company competes for talent and shareholder investment. The companies comprising the Compensation Peer Group are:

Belo Corp.	Journal Communications, Inc.	Media General, Inc.
Dow Jones & Co. Inc.	Lee Enterprises Inc.	New York Times Co.
Gannett Co., Inc.	The McClatchy Company	The E.W. Scripps Company
Sun-Times Media Group

Administration

Compensation Committee.    The Committee, which is comprised entirely of independent directors, establishes the Company’s compensation philosophy and oversees the compensation policies applicable to all employees and has specific responsibility for the compensation arrangements for the Company’s Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer and the other members of senior management (the ‘‘Executives’’). It also has primary responsibility for administering the Amended and Restated 1997 Stock Incentive Plan (the ‘‘1997 Plan’’) and the Executive Incentive Compensation Plan (the ‘‘EICP’’). All matters of Executive compensation are reviewed and approved by the Committee. This includes approving the amounts of compensation and the timing of all grants. The Compensation Committee has access to compensation experts and has used The Ross Consulting Group (‘‘RCG’’) to provide consulting services with respect to the Company’s compensation practices.

Compensation Consultant.    The Committee has engaged RCG upon the terms that the Committee has negotiated with RCG to advise the Committee on certain compensation issues from time to time as discussed below. The assignments of the Consultant are determined primarily by the Committee, although management may have input into these assignments. The Committee considers RCG to be independent based on the following factors:

•	the Committee has the ability to hire and fire RCG,

•	RCG receives substantially all of its assignments from the Committee with regard to executive compensation matters, and

•	RCG has performed only limited work for management and routinely reports this work to the Committee.

During 2007 the Committee engaged RCG to provide compensation consulting services to:

•	Compile financial performance norms for the Company’s peer group in the newspaper publishing business which were used by the Committee to analyze the Company’s performance in connection with the peer group compensation data,

•	Provide peer group compensation data to assist the Committee in establishing executive compensation for the CEO and recommending compensation for other Executives that is competitive,

•	Assist in formulation of a long-term incentive plan that incorporates equity awards, and

•	Assist in the design of our annual incentive bonus program based on performance measures to determine ultimate payouts.

Roles of Executives in Establishing Compensation.    The CEO plays a key role in determining executive compensation for the other Executives. The CEO discusses his recommendations with the Committee, including his evaluation of the performance of the Executives in arriving at his recommendations, which is based on his direct evaluation of such officers and/or the evaluations of the supervisors’ reports of such officers when the officers do not report directly to the CEO. These recommendations are considered by the Committee, along with other relevant data from RCG, in determining its recommendations regarding the base salary for such Executives.

Executive Compensation Program

The executive compensation program has three principal components; salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below.

Salary.    Salary is determined by evaluating the responsibilities of the position held, the individual’s past performance, potential, period of service at current salary level and the competitive marketplace for executive talent. In reviewing Executive salaries, the Committee also considers market data provided by our compensation consultant. Salary levels are typically considered annually as part of the Company’s performance review process, as well as upon a promotion or other change in job responsibility.

Annual Bonus.    In addition to salary, each Executive is eligible to receive an annual bonus, which is linked to the operating and financial performance of the Company or the business unit for which he or she is responsible, or to both, as well as to individual performance goals.

The Annual Incentive Compensation Plan (ICP) provides the short-term incentive compensation element of our compensation program. It is a cash-based performance incentive program designed to motivate and reward our Executives and other key employees for their contributions in meeting Company goals and objectives. The ICP is an authorized incentive plan under the EICP which was approved by our shareholders in 2004 and which authorizes the Committee to approve and administer such incentive plans.

The Committee determined in early 2008, that none of the pre-established quantitative metrics were achieved for 2007 and therefore no payments relating to the quantitative metrics were made to the Executives under the 2007 ICP. The Committee approved certain discretionary bonuses for certain of the Executives as reported in the Summary Compensation Table.

In January 2008, the Committee approved the metrics and performance weightings for the 2008 ICP. The payout of annual cash incentive compensation is based on attainment of these pre-established performance objectives. The incentive opportunities for the Named Executive Officers for 2008 are as follows:

— Metric Weightings —

Executive	Total Revenue	EBITDA	Online Revenue	Qualitative Goal	Other	Target Incentive Potential
J. Hall	20%	20%	20%	20%	20%	$675,000
S. Wright	20%	20%	20%	20%	20%	175,000
J. Beck	20%	20%	20%	20%	20%	175,000
W. Higginson	20%	20%	20%	20%	20%	57,500
E. Yocum	20%	20%	20%	20%	20%	58,750

Long-Term Incentive Compensation.    The purpose of long-term incentive awards, currently in the form of stock options grants, performance-based Restricted Stock Units (‘‘RSUs’’) and time-vested RSUs, to members of the Company’s senior management is to align the interests of these individuals with the interests of shareholders. All stock options are granted with an exercise price of at least 100 percent of Fair Market Value (as defined in the 1997 Plan) of the Common Stock on the date of grant. Typically, our stock options vest, subject to certain change-of-control provisions of the 1997 Plan, over a five-year period in increments of 20 percent annually. In determining the number of options and stock units granted to an executive, the Committee bases its decision on an evaluation of the individual’s past performance and potential to enhance shareholder value and on the relationship of equity and objective performance goals to the other components of his or her compensation. The 1997 Plan also provides for the grant of other forms of long-term awards including restricted stock and stock appreciation rights.

During 2007, the Committee granted time-vested RSUs to the Executives (other than Mr. Hall) under the 1997 Plan. Mr. Hall was granted two tranches of time-vested stock options that vest in two equal installments on the first and second anniversary of the grant pursuant to his Letter Agreement. The RSUs granted to the Executives vest in three equal annual installments from the date of the grant.

Deferred Compensation Plan

Our 401(K) Excess/Deferred Compensation Plan (the ‘‘Deferred Plan’’) allows certain executives, including the Executives to voluntarily defer receipt of a portion of their base salary until the date or dates selected by the participant. Deferral elections are made by eligible executives prior to year-end for amounts to be earned the following year. Deferred amounts are credited with earnings or losses based on the rate of return of certain available mutual funds selected by the participants in the plan. For Named Executive Officers, we match up to 10% of such officer’s base salary that is deferred under the plan. For other participants, we match 75% up to 6% of such participant’s base salary that is deferred under the plan.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Executive Perquisites

We provide our executive officers with perquisites that we believe are reasonable and competitive and otherwise consistent with our overall compensation philosophy. These perquisites may include the use of a Company owned car, home use of computer equipment, club memberships, and limited use of the Company airplane. The Company terminated its lease of the Company airplane in March 2008. The incremental cost to the Company in providing these perquisites is described in the Summary Compensation Table on page 20.

Discretionary Payments

The Committee may approve, from time to time, cash and/or equity awards to Executives outside of the regular annual review process for newly hired Executives, promotions or to reward Executives for extraordinary performance.

CEO Compensation

The base salary of the Chief Executive Officer (‘‘CEO’’) is determined by the Committee in a manner consistent with the base salary methodology stated above, subject to the terms set forth in Mr. Hall’s letter agreement which are described below. Specific consideration is given to the CEO’s responsibilities and experience and the compensation of chief executive officers of comparable media companies. The annual bonus paid to the CEO is determined in accordance with a performance-based formula established pursuant to the Company’s Executive Incentive Compensation Plan, as approved by shareholders at the 2004 Annual Meeting of Shareholders. Mr. Hall did not receive a bonus for 2007.

Employment and Severance Agreements

Effective June 8, 2007, our Board of Directors approved a medical leave of absence for our then Chairman and Chief Executive Officer, Robert M. Jelenic. At that time, our Board of Directors appointed Mr. Hall to serve as an independent contractor in the position of acting Chief Executive Officer during Mr. Jelenic’s medical leave of absence. As compensation for such independent contractor service, we agreed to pay Mr. Hall $3,000 per day up to a maximum of $15,000 per week. We did not compensate Mr. Hall as a Director under the compensation arrangement applicable to our non-employee Directors while he served as acting Chief Executive Officer. On November 1, 2007, Mr. Hall became the Company’s Chairman and Chief Executive Officer. On November 30, 2007, the Company and Mr. Hall entered into a letter agreement that provides for (i) an employment period of one year, with one-year renewal periods, unless notice of non-renewal is given by either party more than 60 days prior to a renewal date, (ii) an annual base salary of $675,000, (iii) a cash bonus for 2008 that is described above based on quantitative and qualitative performance criteria that was set by the Compensation Committee, with a target bonus of 100% of annual base salary and a maximum bonus opportunity of 200% of annual base salary, (iv) two stock option grants, the first of which was made on November 30, 2007 and the second of which will be made on the Company’s regular 2008 grant date for equity awards (typically, on or about June 1st), with each grant providing for the right to purchase 250,000 shares of the Company’s common stock, each grant vesting in two equal annual installments on the first two anniversaries of the grant date, and with each grant providing for an exercise price equal to the closing price of the common stock on the NYSE on the date of grant, (v) reimbursement of certain travel and lodging expenses to facilitate Mr. Hall’s commute from his permanent residence in Canada, as well as tax equalization payments of up to $37,500 per annum to compensate for any tax differential between taxes required to be paid in the United States and Canada, (vi) $12,500 per annum for the services of an accounting firm for tax planning and preparation of tax returns in the United States and Canada, (vii) payments of $33,333 per month for the first year and $25,000 per month for the second year following termination of employment, provided that Mr. Hall is available to provide consulting services to the Company for such period, (viii) continuation of compensation through the end of the then-current term in the event of a termination by the Company of Mr. Hall’s employment without cause, and (xv) certain other perquisites as described in the letter agreement.

The Company entered into Change of Control Employment Agreements with each of its Named Executive Officers and certain other executives. Under these agreements, a change of control of the Company occurs when: (i) subject to certain limited exceptions, a third person or entity becomes the beneficial owner of 20 percent or more of the then-outstanding shares of Common Stock or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) current members of the Board of Directors (new members approved by the current members are treated as current members for this purpose) cease to constitute a majority of the Board of Directors, (iii) there is the occurrence of certain mergers or business combinations involving the Company, or (iv) the stockholders of the Company approve a complete liquidation or dissolution of the Company.

Under each of the agreements, upon a change of control of the Company, a two-year employment contract between the Company and each of the executives becomes effective during which each executive is entitled to certain guaranteed levels of compensation and benefits, as well as to maintenance of his pre-change of control position, authority, duties, and responsibilities. If, during this two-year period (or, under certain limited circumstances, prior to a change of control of the Company but in connection therewith), the Company terminates the executive’s employment (other than for cause, death or disability) or the executive terminates employment for good reason (as defined in the agreement), the executive is entitled to receive (i) two times (a) his or her annual base salary plus (b) his or her average annual bonus (as defined in the agreement); (ii) accrued but unpaid compensation and a pro-rata bonus for the year of termination; and (iii) continuation of his or her health and welfare benefits for two years. These payments and benefits will be reduced as necessary to avoid imposition of the federal excise tax on excess parachute payments, if such a reduction would place the executive in a better after-tax position than would receipt of all the payments and benefits.

Recoupment of Incentive Payments

We do not have a formal policy regarding adjusting or recovering annual incentive or long-term incentive awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. We will consider making such adjustments on a case-by-case basis if such situations arise.

Tax and Accounting Implications

Deductibility of Executive Compensation.    Section 162(m) of the Code limits to $1 million in any one tax year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation satisfies the applicable requirements for the ‘‘performance-based compensation’’ exception. Performance-based compensation must be linked to achievement of pre-established, objective performance goals under a plan approved by shareholders.

In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in any year, the Company’s Executive Incentive Compensation Plan was submitted to and approved by shareholders at the Company’s 2004 Annual Meeting of Shareholders, so that amounts earned thereunder by certain employees will qualify as performance-based.

Non-qualified Deferred Compensation.    On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

Accounting for Stock-Based Compensation.    Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of Statement on Financial Accounting Standard 123(R), ‘‘Share-Based Payments’’.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consisted of Joseph A. Lawrence, John L. Vogelstein, Burton B. Staniar and Laurna Godwin-Hutchinson during 2007. None of the members of the Compensation Committee during 2007, or as of the date of this proxy statement, is, or has been, an officer or employee of the Company or its subsidiaries.

Compensation Committee Report On Executive Compensation

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

Joseph A. Lawrence, Chairman Laurna Godwin-Hutchinson Burton B. Staniar John L. Vogelstein

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered in all capacities to the Company by the named executive officers of the Company (the ‘‘Named Executive Officers’’) for the fiscal year ended December 30, 2007 and for Messrs. Jelenic and Mailman, who would have been Named Executive Officers but for the fact that they were no longer serving as executive officers as of December 30, 2007.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)		Option Awards(3)	Non-Equity Incentive Plan Comp(4)		Change in Pension Value & Nonqualified Deferred Comp Earnings(5)	All Other Compensation(6)(7)		Total
James W. Hall,(8)	2007	$394,750	$		$		$16,483	$		$	$		$411,233
Chairman & Chief
Executive Officer
Scott A. Wright,(9)	2007	201,923										29,117	231,040
President & Chief
Operating Officer
Julie A. Beck,	2007	337,500		50,000								44,010	431,510
Executive Vice	2006	325,000		95,000								83,566	503,566
President and Chief
Financial Officer
Edward J. Yocum,	2007	231,666		25,000								33,006	289,672
Senior Vice	2006	168,750							10,500			12,212	191,462
President General
Counsel & Corp.
Secretary
William J. Higginson,	2007	222,500		25,000								13,010	260,510
Senior Vice	2006	217,500							12,500			5,683	235,683
President,
Production
Robert M. Jelenic,(10)	2007	945,396				435,050						4,939,948	6,318,394
Former Chairman &	2006	969,000							375,000			114,650	1,458,650
Chief Executive
Officer
Allen J. Mailman,	2007	232,500										33,614	266,114
Former Senior Vice	2006	232,500							12,500			27,275	272,275
President, Technology

(1)	Amounts in this column include the following discretionary bonus payments made outside of the EICP: Mr. Higginson – $25,000 and Mr. Yocum – $25,000 for 2007. Ms. Beck received a guaranteed bonus payment of $50,000 in each of 2007 and 2006 pursuant to her offer letter.
(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for stock awards as determined pursuant to FAS 123(R). For accounting purposes, the Company estimates that none of the RSUs awarded to the Named Executive Officers in 2006 will vest as a result of the probability that the performance criteria relating thereto will not be attained. Messrs. Jelenic’s and Mailman’s RSUs vested pursuant to their separation agreements.
(3)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2007 for stock option grants as determined pursuant to FAS 123(R).
(4)	Amounts consist of performance-based bonuses earned for services rendered in fiscal year 2006. The bonuses were paid under the Executive Incentive Compensation Plan.
(5)	Amounts consist of above-market or preferential earnings during fiscal 2006 on compensation that was deferred in or prior to fiscal 2006 under the Company’s 401(K) Excess/Deferred Compensation Plan (the ‘‘Deferred Plan’’). Amounts are also reported in the Non-qualified Deferred Compensation Table below under the column entitled ‘‘Aggregate Earnings in Last Fiscal Year.’’
(6)	The amount shown reflects for each Named Executive Officer: (i) matching contributions allocated by the Company in 2007 to each of the Named Executive Officers pursuant to the Deferred Plan and the 401(k) plan (Mr. Jelenic, $94,166; Ms. Beck, $33,750; Mr. Wright, $9,375; Mr. Mailman, $23,250; Mr. Yocum, $23,166 and Mr. Higginson, $10,012); and (ii) the value attributable to life insurance benefits provided by the Company in 2007: Mr. Wright, $132.50; Ms. Beck, $517.50; Mr. Yocum, $218; Mr. Higginson, $476; Mr. Jelenic, $12,622, Mr. Mailman, $1,445; in 2006: Ms. Beck, $929; Mr. Yocum, $540; and Mr. Higginson, $781; Mr. Jelenic $12,975; Mr. Mailman, $1,764.
(7)	The value attributable to personal use of Company provided automobiles (Mr. Jelenic, $9,696; Ms. Beck, $2,216; Mr. Wright, $4,942. Mailman, $8,599; Mr. Yocum, $9,300; and Mr. Higginson, $5,551 and the Company airplane (each as calculated in accordance with Internal Revenue Service guidelines) are included as compensation on the W-2 of Named

Executive Officers who receive such benefits. The amount for Ms. Beck in 2007 also includes club dues of $7,115. Each such Named Executive Officer is responsible for paying income tax on such amount. The aggregate incremental cost of Mr. Jelenic’s personal use of the Company airplane ($4,202) is based on the variable operating costs to the Company of such travel, including fuel costs, landing fees, hangar fees and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries and the cost of the airplane lease are excluded. Reported compensation does not include the incremental cost to the Company of Mr. Hall’s use of the Company airplane for commuting purposes $9,672.55, or the Company’s reimbursement of his temporary living expenses in Yardley, Pennsylvania, $18,818, for 2007. These items were provided to Mr. Hall to facilitate his service in 2007 as acting Chief Executive Officer.
(8)	Mr. Hall also served as a non-employee Director during 2007, and, as such received the following Director compensation for 2007: (A) $21,250 as fees paid in cash and (B) $23,200 as Restricted Stock Units. During our former Chief Executive Officer’s medical leave of absence, Mr. Hall was compensated as an independent contractor in the role of acting Chief Executive Officer. On November 1, 2007, Mr. Hall became our Chairman and Chief Executive Officer.
(9)	Mr. Wright joined the Company on April 19, 2007 as Senior Vice President of Operations in its Michigan property and moved to the corporate office on October 9, 2007 as President and Chief Operating Officer. Mr. Wright’s All Other Compensation calculation includes a $14,490 relocation allowance.
(10)	Mr. Jelenic resigned from the Company as an officer and director on November 1, 2007. In accordance with Mr. Jelenic’s separation agreement and the termination of his Employment Agreement, the Company paid Mr. Jelenic cash severance of $4.9 million, which payment was deferred until May 1, 2008 pursuant to Section 409A of the Code.

Grants of Plan-Based Awards
Fiscal Year Ended December 30, 2007

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Hall(3)(4)	11/30/07									250,000	2.20	280,000
	06/01/07				4,000	4,000		4,000				23,200
	N/A		675,000
S. Wright(5)	10/01/07				20,000	20,000		20,000				49,400
	06/01/07				8,750	8,750		8,750				50,750
	N/A		50,000	50,000
J. Beck	06/01/07				18,750	18,750		18,750				108,750
	N/A		100,000
E. Yocum	06/01/07				8,750	8,750		8,750				50,750
	N/A		50,000	50,000
W. Higginson	06/01/07				8,750	8,750		8,750				50,750
	N/A		50,000	50,000
R. Jelenic(6)	06/01/07				87,500	87,500		87,500				507,500
	N/A		750,000	750,000
A. Mailman(7)	06/01/07				8,750	8,750		8,750				50,750
	N/A

(1)	Represents potential payouts under the EICP for 2007 as discussed in the CD&A above. No bonuses were paid under the EICP for 2007.
(2)	Represents stock options and RSUs issued under the 1997 Plan as discussed in the CD&A above. Dividends (without compounding) accrue on these RSUs and are subject to the same vesting provisions as the RSUs. Dividends are paid on the RSUs when the awards are paid out at the dividend rate applicable to all outstanding shares of Common Stock as though the recipient held the shares for the period of time beginning on the date of award. Dividends are paid in cash. The Company eliminated its regular quarterly dividend in October 2007.
(3)	Restricted stock units were issued to Mr. Hall for his prior service as a non-employee director.
(4)	Reflects the number of shares underlying a stock option award granted to Mr. Hall pursuant to our compensation arrangement with Mr. Hall in connection with his appointment to serve as our Chairman and Chief Executive Officer. Pursuant to the compensation arrangement, 250,000 options were granted on November 30, 2007 and an additional 250,000 options will be granted in early June. The stock options have an exercise price equal to the closing price of the Company’s common stock on the NYSE on the date of the grant. Each grant will vest in two equal annual installments on the first two anniversaries of the grant date.
(5)	Reflects the number of shares underlying restricted stock units granted to Mr. Wright in connection with his joining the Company as Senior Vice President Operations, Michigan on April 19, 2007 and his promotion to President and Chief Operating Officer on October 1, 2007.
(6)	Pursuant to the Separation Agreement, the 87,500 restricted stock units awarded to Mr. Jelenic in 2007 were vested as part of his separation payments.
(7)	One-third of Mr. Mailman’s restricted stock units awarded during 2007 were vested as part of his separation payments. The remaining restricted stock units granted during 2007 were cancelled in connection with his departure.

Outstanding Equity Awards at Fiscal Year-End 2007

Name	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other rights That Have Not Vested ($)
J. Hall(4)	9,000			18.51	07/30/2013	998	1,866
	250,000			2.20	11/30/2012
S. Wright						28,750	53,763
J. Beck						18,750	35,063	30,000	56,100
E. Yocum						8,750	16,363	5,000	9,350
W. Higginson	9,500			16.95	05/19/2015	8,750	16,363	9,000	16,380
	14,875			19.40	05/19/2014
	16,000			17.55	05/01/2013
	16,000			21.67	05/01/2012
	16,000			15.83	05/01/2011
	25,000			14.63	05/01/2010
	25,000			14.72	05/03/2009
	25,000			22.50	05/01/2008
R. Jelenic	110,000			16.95	11/01/2010
	100,000			19.40	11/01/2010
	210,000			17.55	11/01/2010
	250,000			21.67	11/01/2010
	245,000			15.83	11/01/2010
	320,000			14.63	05/01/2010
	320,000			14.72	05/03/2009
	320,000			22.50	05/01/2008

(1)	All outstanding stock options were vested as of October 27, 2005.
(2)	RSUs for Mr. Hall were issued to him for his prior service as a non-employee director. Other RSUs vest in three equal annual installments from the grant date.
(3)	RSUs for Ms. Beck vest dependent on the attainment of certain total shareholder return criteria relative to certain pre-established benchmark indices over a three-year period. Other RSU’s vest upon the achievement of certain pre-established financial performance goals measured at the end of 2008.
(4)	Pursuant to our compensation arrangement with Mr. Hall, he will receive a grant of 250,000 additional stock options on our regular grant date (typically early June). The exercise price of such options will be the closing price of the common stock on the NYSE on the grant date and will expire five years from the date of grant.

Option Exercises and Stock Vested

The following table shows our Named Executive Officers’ stock awards that vested, plus the value realized by each Named Executive Officer as the result of such vesting, during 2007. None of the Company’s Named Executive Officers exercised any stock options during the fiscal year ended December 30, 2007.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
J. Hall
S. Wright
J. Beck
W. Higginson
E. Yocum
R. Jelenic			192,500	(1)	435,050
A. Mailman(2)

(1)	Pursuant to a separation agreement with Mr. Jelenic, effective upon his execution and non-revocation of a release in the Company’s favor, 192,500 RSUs held by him were vested and settled in shares.
(2)	Pursuant to a separation agreement with Mr. Mailman, effective upon his execution and non-revocation of a release of claims in the Company’s favor, 2,917 RSUs held by him were vested and settled in shares. The separation agreement with Mr. Mailman was not executed until January 30, 2008.

Pension Benefits

Our Named Executive Officers do not participate in any Company sponsored retirement benefit plans other than defined contribution plans. As a result, we have omitted the Pension Benefits table.

Non-qualified Deferred Compensation

Pursuant to the Company’s 401(K) Excess/Deferred Compensation Plan (the ‘‘Deferred Plan’’), certain executives, including Named Executive Officers, may voluntarily defer receipt of a portion of his or her base salary until the date or dates selected by the participant. Deferral elections are made by eligible executives prior to year-end for amounts to be earned in the following year. Deferred amounts are credited with earnings or losses based on the rate of return of certain available mutual funds selected by the participants in the plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Hall
S. Wright	9,375	9,375	106	0	18,856
J. Beck	18,250	24,750	4,537	0	116,735
E. Yocum	7,667	16,417	−1,505	0	35,206
W. Higginson	17,875	1,103	12,193	0	187,173
R. Jelenic	78,667	85,167	77,530	0	1,332,672
A. Mailman	15,500	18,750	19,114	0	0

(1)	Reflects Company matching contributions to the Deferred Plan. For Named Executive Officers, the Company matches up to 10% of such officers’ base salary that is deferred under the Deferred Plan.

Potential Payments Upon Termination or Change of Control

The Company has entered into certain Change of Control Agreements that will require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or a change of control of the Company. The following tables describe the potential payments upon termination or a change of control of the Company assuming that such termination was effective as of December 30, 2007. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s separation from the Company. Unvested RSUs and stock options would vest on a change of control under the terms of the 1997 Plan for each of the Named Executive Officers. Messrs. Jelenic and Mailman separated from the Company effective November 1, 2007 and December 13, 2007, respectively. The cash severance paid to each of Messrs. Jelenic and Mailman are reported in the All Other Compensation column under the Summary Compensation Table above, and the value of the RSUs that vested upon their separation is set forth under the Option Exercises and Stock Vested Table above.

Name	Salary	Bonus	Health and Other Insurance Benefits	Additional Vested RSUs/Options (#)(1)		Value of Additional Vested RSUs/Options ($)(1)	Other Compensation
James W. Hall, CEO
Termination following Change of Control(2)	$1,350,000	$600,000	$71,849	250,998	(4)	$1,866	$700,000
Voluntary Termination	0	0	0	0		0	0
Involuntary Termination(3)	618,750	0	0	0		0	700,000
Change of Control	0	0	0	0		0	0
Scott A. Wright, Pres. & COO
Termination following Change of Control	750,000	175,000	27,321	28,750		53,763	0
Voluntary Termination	0	0	0			0
Involuntary Termination	0	0	0			0
Change of Control	0	0	0			0
Julie A. Beck, EVP, CFO
Termination following Change of Control	750,000	175,000	38,128	48,750		91,163	0
Voluntary Termination	0	0	0			0
Involuntary Termination	0	0	0			0
Change of Control	0	0	0			0
Edward J. Yocum, SVP, GC
Termination following Change of Control	470,000	58,750	33,458	13,750		25,713	0
Voluntary Termination	0	0	0			0
Involuntary Termination	0	0	0			0
Change of Control	0	0	0			0
William J. Higginson, SVP
Termination following Change of Control	445,000	57,500	38,771	17,750		33,193	0
Voluntary Termination	0	0	0			0
Involuntary Termination	0	0	0			0
Change of Control	0	0	0			0

(1)	All unvested RSUs vest on a Change-of-Control under the terms of the 1997 Plan.
(2)	In the event of a Not for Cause or For Good Reason Termination within two years following a Change-of-Control, the Change-of-Control Employment Agreement provides that the Executive shall be paid (i) two times (a) annual base salary plus (b) the average of annual bonuses for the last two years (but not less than 50% of the current year’s targeted bonus), (ii) accrued but unpaid compensation and a pro-rata bonus for the year of termination, (iii) continuation of health benefits for two years, and (iv) accrued vacation pay.

(3)	In the event of an involuntary, not for cause termination, Mr. Hall’s letter agreement provides that he will be paid his base salary for the remainder of the one-year arrangement. The letter agreement also provides that Mr. Hall will be paid $33,333 per month for the first twelve months and $25,000 for the next twelve months following an involuntary, not for cause termination, provided, that Mr. Hall be available for consulting services for fifteen hours per month during such two-year period.
(4)	Represents 250,000 stock options with a $2.20 per share exercise price granted to Mr. Hall in connection with his appointment as Chairman and Chief Executive Officer and 998 RSUs granted to him for his prior service as a non-employee director that had not yet vested at December 30, 2007.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In 2007, the non-employee directors received an annual cash retainer fee of $25,000 per year, which is pro-rated for partial year service. Committee members receive an additional annual fee of $2,500 for each Committee served, except for Audit Committee members, who receive $10,000. Committee chairpersons receive an additional annual fee of $5,000, except for the Audit Committee chair, who receives an additional $15,000. The Lead Director also receives an additional annual fee of $5,000. All directors are reimbursed for all reasonable expenses incurred in connection with their service as Board members. Independent directors also currently receive annual grants of RSUs; each independent director received 4,000 RSUs following the 2007 annual meeting. We expect to grant our independent directors annual RSUs equal to a market value on the date of the award of approximately $25,000. Board members are reimbursed for their travel expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table below. Directors who are employees of the Company receive no compensation for their service as directors.

2007 Compensation for Non-Employee Directors

Director	Annual Board Retainer ($)	Committee Fees ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value/Non- Qualified Deferred Comp Earnings	All Other Compensation	Total ($)
L. G-Hutchinson	25,000	5,000	23,200					53,200
J. W. Hall(2)	12,500	8,750	23,200					44,450
J. A. Lawrence	25,000	17,500	23,200					65,700
S. P. Mumblow	25,000	25,000	23,200					73,200
B. B. Staniar	25,000	10,000	23,200					58,200
J. L. Vogelstein(3)	25,000	12,500	23,200					60,700
Total	$137,500	$79,750	$139,200					$355,450

(1)	Directors’ RSUs vest monthly over the twelve-months following the award date. Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2007 in accordance with FAS123(R). Dividends are paid on the RSUs when the awards are paid out at the dividend rate applicable to all outstanding shares of JRC Common Stock as though the recipient held the shares for the period of time beginning on the date of award. Dividends are paid in cash. The Company eliminated its regular quarterly dividend in October 2007.
(2)	Compensation provided to Mr. Hall for his service as a non-employee director prior to his appointment as acting Chief Executive Officer.
(3)	Mr. Vogelstein is the Board’s Lead Director.

Certain Relationships and Related Party Transactions

As a general matter, the Company seeks to avoid related party transactions. The Audit Committee is given oversight responsibility with respect to compliance with the Company’s Code of Business Conduct and Ethics (the ‘‘Code of Conduct’’). Under the Code of Conduct, directors, officers and employees are prohibited from engaging in any activity that would create a conflict of interest and are required to disclose any potential or actual conflicts of interest involving him or her. The Board of Directors review and approve all related party transactions for which approval is required under applicable law, including SEC and NYSE rules. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. The Company’s policies and procedures (the ‘‘Policy’’) for the review and approval of related party transactions are in writing and have been approved by the Audit Committee of the Board. No transaction has been entered into that does not comply with the Policy.

Other Information

If you have questions or need more information about the Annual Meeting, call 215-504-4200, or write to:

Corporate Secretary Journal Register Company 790 Township Line Road, Suite 300 Yardley, PA 19067

Whether or not you plan to attend the Annual Meeting, mark, sign, date and promptly return your completed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,
Edward J. Yocum, Jr. Senior Vice President, General Counsel & Corporate Secretary

☒	Votes must be indicated (x) in Black or Blue ink.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

		FOR all nominees	WITHHOLD AUTHORITY to vote for all nominees	Exceptions*			FOR	AGAINST	ABSTAIN
1.	ELECTION OF CLASS B DIRECTORS.	☐	☐	☐	2.	Proposal to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for 2008.	☐	☐	☐

Nominees:
	01 Laurna Godwin-Hutchinson and 02 Joseph A. Lawrence					In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

	(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee's name in the space provided below.)					(PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.)

*Exceptions __________________________________

Signature _____________________________ Signature ______________________________ Date _____________________________

The signature on the Proxy should correspond exactly with shareholder's name as printed to the left in the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardians should give their full title.

FOLD AND DETACH HERE

JOURNAL REGISTER COMPANY

ANNUAL MEETING OF SHAREHOLDERS

FRIDAY, MAY 2, 2008

11:00 A.M. EASTERN TIME

790 TOWNSHIP LINE ROAD, SUITE 300

YARDLEY, PENNSYLVANIA 19067

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints JAMES W. HALL, JULIE A. BECK and EDWARD J. YOCUM as Proxy, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Journal Register Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2008 and at any adjournment or postponement thereof, as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxy holders as to any other matter which may properly be presented at the Annual Meeting or any adjournments or postponements thereof.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

ADMISSION TICKET
JOURNAL REGISTER COMPANY

ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2008 AT 11:00 A.M.

790 TOWNSHIP LINE ROAD, SUITE 300,

YARDLEY, PENNSYLVANIA 19067

ADMITS ONE SHAREHOLDER

Directions:

From Philadelphia:

Take Interstate 95 North to the Newtown/Yardley Exit 49. Turn left at the top of ramp onto 332 West. Make left at second light on to Stoney Hill Road. Stoney Hill Road becomes Township Line Road. Proceed approximately 0.8 of a mile, through one traffic light and make left into complex. We are located in the center of the complex, building number 790. Parking is provided at both the front and the rear entrances of the building. Proceed to the third floor.

From New York:

Take the New Jersey Turnpike South to Interstate 195 West (Exit 7A). Follow I-195 West to Pennsylvania I-95 South. Follow I-95 South to the Newtown/Yardley Exit 49. Turn right at the top of ramp onto 332 West. Make left at first light on to Stoney Hill Road. Stoney Hill Road becomes Township Line Road. Proceed approximately 0.8 of a mile, through one traffic light and make left into complex. We are located in the center of the complex, building number 790. Parking is provided at both the front and rear entrances of the building. Proceed to the third floor.

JOURNAL REGISTER COMPANY
790 TOWNSHIP LINE ROAD, SUITE 300, YARDLEY, PA 19067

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 2, 2008

To the Shareholders of Journal Register Company:

The Annual Meeting of Shareholders of Journal Register Company, a Delaware corporation, will be held on Friday, May 2, 2008, at 11:00 a.m., Eastern Time, at our corporate offices, 790 Township Line Road, Suite 300, Yardley, Pennsylvania, for the following purposes:

1)	to elect two Class B directors to hold office until the 2011 Annual Meeting of Shareholders;
2)	to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for the Company for fiscal year 2008; and
3)	to transact such other business as may properly come before the meeting and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 20, 2008 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the 2008 Annual Meeting of Shareholders of the Company and any adjournments or postponements thereof. A list of such shareholders will be available on May 2, 2008 and during ordinary business hours for ten days prior to the meeting at the offices of the Company at 790 Township Line Road, Suite 300, Yardley, Pennsylvania 19067 for inspection by any shareholder for any purpose germane to the meeting.

By Order of the Board of Directors,

Edward J. Yocum, Jr.
Senior Vice President, General Counsel
& Corporate Secretary